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                                                                    Exhibit 23.1


CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" and to the use of our reports dated November 10, 1995, except as to Notes 18 and 19 the date of which is November 21, 1995, with respect to the consolidated financial statements and schedules of Wisconsin Pharmacal Company, Inc., in the Registration Statement Pre-effective Amendment No. 3 to (Form S-1; No. 333-3922) and related Prospectus of The Female Health Company (formerly known as Wisconsin Pharmacal Company, Inc.) for the registration of 1,776,580 shares of its common stock.


                                              /s/ ERNST & YOUNG LLP
                                                  ERNST & YOUNG LLP

Milwaukee, Wisconsin

June 17, 1996